Exhibit 5.1
LETTERHEAD OF CHOATE, HALL & STEWART LLP
September 9, 2010
Nevada Power Company d/b/a NV Energy
6226 West Sahara Avenue
Las Vegas, Nevada 89146
Ladies and Gentlemen:
We have served as special counsel to Nevada Power Company d/b/a NV Energy, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of $250,000,000 5.375% General and Refunding Mortgage Notes, Series X, due 2040 (the “Notes”), covered by the Registration Statement on Form S-3 (No. 333-168984-02) (the “Registration Statement”), including the prospectus constituting a part thereof, dated August 20, 2010, and the final prospectus supplement, dated September 9, 2010 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).
The Notes were issued under the Company’s Indenture, dated as of May 1, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (in such capacity, the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 1, 2001 and as amended and supplemented by the Second Supplemental Indenture, dated as of October 1, 2001 (as so supplemented and amended, the “Indenture”). The Notes were sold by the Company pursuant to the Purchase Agreement, dated September 9, 2010, among the Company, Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.
In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement and the exhibits filed therewith, and the Indenture. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with authentic original documents of any copies thereof submitted to us for examination. We have also assumed that the Indenture has

Nevada Power Company d/b/a NV Energy

September 9, 2010
been duly authorized, executed and delivered by the parties thereto and that the Indenture is the valid and legally binding obligation of the Trustee.
Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Notes, authenticated and issued as provided in the Indenture and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be validly issued and will constitute the legal, valid and binding obligations of the Company (subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance, equitable subordination, marshaling or other similar laws or doctrines now or hereafter in effect relating to creditors’ rights and remedies generally and (ii) the application of principles of equity (regardless of whether considered at a proceeding in equity or at law) including, without limitation, the principle that equitable remedies, such as the remedy of specific performance, are subject to the discretion of the court before which any proceeding therefor may be brought).
We express no opinion as to any provision contained in or otherwise made a part of the securities described herein (i) providing for rights of indemnity or contribution, (ii) purporting to waive (or having the effect of waiving) any rights under the Constitution or laws of the United States of America or any state, (iii) providing for, or having the effect of, releasing any person prospectively from liability for its own wrongful or negligent acts, or breach of such documents and instruments, (iv) specifying the jurisdiction the laws of which shall be applicable thereto or specifying or limiting the jurisdictions before the courts of which cases relating to the securities may be brought, (v) restricting access to legal or equitable remedies, (vi) providing that the failure to exercise any right, remedy or option under the securities shall not operate as a waiver thereof, (vii) to the effect that amendments, waivers and modifications to the securities may only be made in writing, (viii) purporting to establish any evidentiary standard, (ix) granting any power of attorney, or (x) purporting to waive or otherwise affect any right to receive notice.
This opinion is limited to the laws of the State of New York, the laws of the State of Nevada (as to matters covered by the opinion of Woodburn and Wedge, referred to below) and the federal laws of the United States of America. Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Nevada, we base it on the opinion of Woodburn and Wedge of Reno, Nevada, as evidenced by the opinion of such firm to be filed concurrently herewith.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us included in or made a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.
Very truly yours,
/s/ Choate, Hall & Stewart LLP